
                                                                     Exhibit 2.5


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                          U.S. ASSET PURCHASE AGREEMENT

                          DATED AS OF DECEMBER 16, 2001

                                 BY AND BETWEEN

                             CONEXANT SYSTEMS, INC.,

                                       AND

                             ALPHA INDUSTRIES, INC.


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                                TABLE OF CONTENTS


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ARTICLE I          DEFINITIONS.....................................................................1


ARTICLE II         SALE AND PURCHASE OF ASSETS.....................................................8

     Section 2.1.  Purchase and Sale of Assets.....................................................8
     Section 2.2.  Purchase Price..................................................................8
     Section 2.3.  No Assumption of Liabilities....................................................9
     Section 2.4.  Allocation of Purchase Price....................................................9

ARTICLE III        SELLER'S REPRESENTATIONS AND WARRANTIES.........................................9

     Section 3.1.  Corporate Status, Good Standing and Authorization...............................9
     Section 3.2.  Authority; Enforceability.......................................................9
     Section 3.3.  Consents; No Conflicts or Violations...........................................10
     Section 3.4.  Compliance with Laws...........................................................10
     Section 3.5.  Intellectual Property..........................................................10
     Section 3.6.  Litigation.....................................................................11
     Section 3.7.  Employee Matters...............................................................11
     Section 3.8.  Labor Relations................................................................11
     Section 3.9.  Tax Matters....................................................................11
     Section 3.10. No Brokers.....................................................................12
     Section 3.11. Title to Properties............................................................12
     Section 3.12. Insurance......................................................................12

ARTICLE IV         PURCHASER'S REPRESENTATIONS AND WARRANTIES.....................................12

     Section 4.1.  Organization of Purchaser......................................................12
     Section 4.2.  Authority; Enforceability......................................................12
     Section 4.3.  Consents; No Conflicts or Violations...........................................13
     Section 4.4.  Litigation.....................................................................13
     Section 4.5.  No Brokers.....................................................................14

ARTICLE V          COVENANTS......................................................................14

     Section 5.1.  Access.........................................................................14
     Section 5.2.  Reasonable Best Efforts........................................................15
     Section 5.3.  Conduct of Business by Seller..................................................17
     Section 5.4.  Employment Arrangements........................................................18
     Section 5.5.  Public Announcements...........................................................18
     Section 5.6.  Supplements to Schedules.......................................................19
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                                       i

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     Section 5.7.        Insurance......................................................................19
     Section 5.8.        License of Purchaser Intellectual Property to Seller...........................21

ARTICLE VI               CONDITIONS TO SELLER'S AND PURCHASER'S OBLIGATIONS.............................22


ARTICLE VII              CLOSING........................................................................22

     Section 7.1.        Deliveries by Seller...........................................................22
     Section 7.2.        Deliveries by Purchaser........................................................23

ARTICLE VIII             INDEMNIFICATION................................................................23

     Section 8.1.        Indemnification by Seller......................................................23
     Section 8.2.        Indemnification by Purchaser...................................................24
     Section 8.3.        Limitations on Indemnification Obligations.....................................24
     Section 8.4.        Procedures Relating to Indemnification.........................................25
     Section 8.5.        Sole and Exclusive Remedy......................................................27
     Section 8.6.        Termination of Indemnification Obligations.....................................28
     Section 8.7.        Effect of Investigation........................................................28

ARTICLE IX               TAXES..........................................................................28

     Section 9.1.        Transfer, Sales and Use Taxes..................................................28
     Section 9.2.        Tax Returns....................................................................28
     Section 9.3.        Prorations.....................................................................29
     Section 9.4.        Allocation of Straddle Period Taxes............................................29

ARTICLE X                TERMINATION....................................................................29

     Section 10.1.       Voluntary Termination..........................................................29
     Section 10.2.       Automatic Termination..........................................................30
     Section 10.3.       Effect of Termination..........................................................30

ARTICLE XI               MISCELLANEOUS..................................................................30

     Section 11.1.       Assignment.....................................................................30
     Section 11.2.       Notices........................................................................30
     Section 11.3.       Choice of Law; Dispute Resolution..............................................32
     Section 11.4.       Survival of Representations and Warranties and Covenants.......................32
     Section 11.5.       Limitations on Representations and Warranties..................................33
     Section 11.6.       Entire Agreement; Waivers......................................................33
     Section 11.7.       Counterparts...................................................................33
     Section 11.8.       Severability...................................................................33
     Section 11.9.       Headings.......................................................................34
     Section 11.10.      Expenses.......................................................................34
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     Section 11.11.      Amendments.....................................................................34
     Section 11.12.      Parties in Interest............................................................34
     Section 11.13.      Schedules and Exhibits.........................................................34
     Section 11.14.      Cooperation Following the Closing..............................................34

                          U.S. ASSET PURCHASE AGREEMENT

      U.S. ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of December 16, 2001, by and between Conexant Systems, Inc., a Delaware corporation ("Seller"), and Alpha Industries, Inc., a Delaware corporation ("Purchaser"). Seller and Purchaser are sometimes hereinafter collectively referred to as the "Parties" and individually as a "Party."

                                    RECITALS

      A. Seller employs certain employees (the "Package Design Team") at its facilities in Newport Beach, California, who perform certain design and other functions in support of certain manufacturing and assembly operations conducted by Seller and its Affiliates (as defined herein) in Mexicali, Baja California, Mexico;

      B. Seller owns certain assets (including certain intellectual property) in the United States utilized by the Package Design Team, which it desires to sell to Purchaser; and

      C. Purchaser desires to purchase the Assets (as defined herein) and employ the Package Design Team Employees (as defined herein) pursuant to the terms set forth in this Agreement.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the representations, warranties, mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

      As used in this Agreement, the following terms shall have the meanings given those terms in this ARTICLE I or in the Section of this Agreement referenced in the definition provided for such term:

      "Affiliate" of a Person means any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

      "Agreement" is defined in the first paragraph hereof.

      "Assets" means all of Seller's right, title and interest in and to (i) the equipment specifically set forth on SCHEDULE 2.1, together with all prepaid expenses paid by Seller with respect to such equipment and all third party insurance proceeds (if any) in respect of losses, liabilities or damage with respect to such equipment arising out of insured incidents occurring after the date hereof and prior to the Closing (to the extent Seller and its Affiliates have no obligation to reimburse the insurer for such insurance proceeds), (ii) the Intellectual Property set forth on SCHEDULE 3.5 and (iii) the Books and Records.

      "Books and Records" means all documents, information, computer data, files, books and records (in each case, in whatever form or media, including electronic media) that relate exclusively to (i) the Assets or (ii) the Package Design Team Employees.

      "Business Day" means a day other than a Saturday, a Sunday or a day on which banks are required or authorized to close in the City of New York.

      "Charter Document" means any of the certificate of incorporation, bylaws, agreement of limited partnership, operating agreement or other organizational or constitutive document of a Person.

      "Claim(s)" means any action, suit, litigation, proceeding, arbitration or other method of settling disputes or disagreements and any grievance, complaint, claim, charge, demand, investigation or other similar matter.

      "Claims Made Policies" is defined in Section 5.7(b).

      "Closing" means the consummation of the transactions contemplated by this Agreement on the Closing Date.

      "Closing Date" is defined in the first paragraph of ARTICLE VII.

      "Code" means the United States Internal Revenue Code of 1986, as amended.

      "Consent(s)" means any and all consents, waivers, approvals, authorizations, declarations, filings, recordings, registrations or exemptions.

      "Damages" means any and all losses, Liabilities, claims, damages, deficiencies, obligations, fines, payments, Taxes, Encumbrances, and costs and expenses, whether matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, whenever arising and whether or not resulting from Third Party Claims (including the costs and expenses of any and all Claims; all amounts paid in connection with any demands, assessments, judgments, settlements and compromises relating thereto; interest and penalties with respect thereto; out-of-pocket expenses and reasonable attorneys', accountants' and other experts' fees and expenses reasonably incurred in investigating, preparing for or defending against any such Claims or in asserting, preserving or enforcing an Indemnified Party's rights hereunder; and any losses that may result from the granting of injunctive relief as a result of any such Claims).

      "Dispute" is defined in Section 11.3(b).

      "dollars" or "U.S.$" means United States dollars.

      "Effective Time" is defined in the Merger Agreement.

      "Employee Matters Agreement" means the Employee Matters Agreement to be entered into by and among Seller, Washington and Purchaser on or before the Effective Time.

      "Encumbrance" means any lien, pledge, easement, security interest, mortgage, deed of trust, right-of-way, retention of title agreement or other encumbrance of whatever nature.

      "Governmental Authority" means any federal, state or local governmental authority or regulatory body of any nation, any subdivision, agency, commission, board or authority or instrumentality thereof, or any quasi-governmental or private body asserting, exercising or empowered to assert or exercise any regulatory authority thereunder and any Person, directly or indirectly, owned by and subject to the control of any of the foregoing.

      "HSR Act" means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

      "including" means including without limiting the generality of what precedes that term.

      "Income Tax" means (a) any Tax based upon, measured by, or calculated with respect to (i) net income or profits (including, but not limited to, any capital gains, minimum Tax and any Tax on items of Tax preference, but not including sales, use, real or personal property, gross or net receipts, transfer or similar Taxes) or (ii) multiple bases (including, but not limited to, corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to, is described in clause (i) above, or (b) any U.S. state or local franchise Tax; including in the case of each of (a) and (b) any related interest and any penalties, additions to such Tax or additional amounts imposed with respect thereto by any Tax authority.

      "Indemnified Party" is defined in Section 8.3(a).

      "Indemnifying Party" is defined in Section 8.3(a).

      "Indemnity Reduction Amounts" is defined in Section 8.3(a).

      "Information" means all records, books, contracts, instruments, computer data and other data and information (in each case, in whatever form or medium, including electronic media).

      "Insurance Proceeds" means monies (a) received by an insured from an insurance carrier, (b) paid by an insurance carrier on behalf of an insured or
(c) received from any third party in the nature of insurance, contribution or indemnification in respect of any Liability.

      "Intellectual Property" means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any other intellectual property or proprietary rights.

      "Law" means all laws, principals of common law, statutes, constitutions, treaties, rules, regulations, ordinances, codes, ruling, orders and determinations of any Governmental Authority.

      "Liabilities" means any and all claims, debts, liabilities, commitments and obligations of whatever nature, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising and whether or not the same would be required by generally accepted accounting principles to be reflected as a liability in financial statements or disclosed in the notes thereto.

      "Maquiladora" means Conexant Systems, S.A. de C.V., a sociedad anonima de capital variable organized under the laws of Mexico.

      "Material Adverse Change" or "Material Adverse Effect" means any event, change, circumstance or development that is materially adverse to (i) the ability of Seller to consummate the transactions contemplated by this Agreement or (ii) the Assets taken as a whole or the use of the Assets, taken as a whole, in the manner heretofore used by Seller, other than, with respect to clause
(ii), any event, change, circumstance or development (A) resulting from any action taken in connection with the transactions contemplated hereby pursuant to the terms of this Agreement, (B) relating to the economy or financial markets in general, (C) relating in general to the industries in which Seller operates and not specifically relating to Seller or (D) relating to any action or omission of Seller or any Subsidiary of either of them taken with the express prior written consent of Purchaser.

      "Merger" is defined in the recitals of the Merger Agreement.

      "Merger Agreement" means the Agreement and Plan of Reorganization, dated as of December 16, 2001, by and among Seller, Washington and Purchaser.

      "Mexican Stock and Asset Purchase Agreement" means that certain Mexican Stock and Asset Purchase Agreement, dated as of December 16, 2001, by and between Seller and Purchaser.

      "Non-Income Tax" means any Tax other than an Income Tax.

      "Occurrence Basis Policies" is defined in Section 5.7(b).

      "Package Design Team" is defined in Recital A.

      "Package Design Team Employee(s)" means the persons employed by Seller and listed on SCHEDULE 3.7(a).

      "Party" and "Parties" are defined in the first paragraph of this Agreement.

      "Permits" means licenses, permits, authorizations, consents, certificates, registrations, variances, franchises and other approvals from any Governmental Authority, including those relating to environmental matters.

      "Permitted Encumbrance" means (i) Encumbrances for Taxes, assessments or governmental charges or levies on property not yet due and payable or which are being contested in good faith and for which appropriate reserves are maintained,
(ii) Encumbrances of landlords, carriers, warehousemen, mechanics and other Encumbrances imposed by law and incurred in the ordinary course of business as currently operated, (iii) Encumbrances for purchase money obligations incurred in the ordinary course of business consistent with past practice and (iv) Encumbrances incurred in the ordinary course of business which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

      "Person" means an individual, corporation, limited liability entity, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act), including any Governmental Authority.

      "Policies" means all insurance policies, insurance contracts and claim administration contracts of any kind of Seller relating to the Assets which were or are in effect at any time at or prior to the Closing, including primary, excess and umbrella, commercial general liability, fiduciary liability, product liability, automobile, aircraft, property and casualty, business interruption, directors and officers liability, employment practices liability, workers' compensation, crime, errors and omissions, special accident, cargo and employee dishonesty insurance policies and captive insurance company arrangements, together with all rights, benefits and privileges thereunder.

      "Privileged Information" means, with respect to a Party, Information regarding the Party, or any of its operations, employees, assets or Liabilities (whether in documents or stored in any other form or known to its employees or agents) that is or may be protected from disclosure pursuant to the attorney-client privilege, the work product doctrine or other applicable privileges, that a Party has or may come into possession of or has obtained or may obtain access to pursuant to this Agreement or otherwise.

      "Promissory Note" means a promissory note issued by Purchaser in favor of Seller in a principal amount equal to the Purchase Price, substantially on the terms attached hereto as EXHIBIT "A".

      "Purchase Price" means the amount allocated to the purchase price of the Assets being sold hereunder pursuant to the terms of Section 2.5 of the Mexican Stock and Asset Purchase Agreement.

      "Purchaser" is defined in the first paragraph of this Agreement.

      "Purchaser Indemnified Parties" is defined in Section 8.1.

      "Representative" means, with respect to any Person, any of such Person's directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

      "Schedules" means the disclosure schedules contained in this Agreement which schedules are attached hereto and incorporated by reference as if specifically set forth herein.

      "Seller" is defined in the first paragraph of this Agreement.

      "Seller Indemnified Parties" is defined in Section 8.2.

      "Seller Spinoff" is defined in Section 5.8(c).

      "Subsidiary" when used with respect to any Person means any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

      "Tax" and "Taxes" shall mean all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a federal, state, municipal, governmental, territorial, local, foreign or other body, and without limiting the generality of the foregoing, shall include net income, gross income, gross receipts, sales, use, value added, ad valorem, transfer, recording, franchise, profits, license, lease, service, service use, payroll, wage, withholding, employment, unemployment insurance, workers compensation, social security, excise, severance, stamp, business license, business organization, occupation, premium, property, environmental, windfall profits, customs, duties, alternative minimum, estimated or other taxes, fees, premiums, assessments or charges of any kind whatever imposed or collected by any governmental entity or political subdivision thereof, together with any related interest and any penalties, additions to such tax or additional amounts imposed with respect thereto by any Tax authority.

      "Tax Proceeding" means any audit, examination, Claim or other administrative or judicial proceeding relating to Taxes or Tax Returns.

      "Tax Return" shall mean any return, filing, questionnaire, information return, election or other document required or permitted to be filed, including requests for extensions of time, filings made with respect to estimated tax payments, claims for refund and amended returns that may be filed, for any period with any Tax authority (whether domestic or foreign) in connection with any Tax (whether or not a payment is required to be made with respect to such filing).

      "Third Party Claim" is defined in Section 8.4(a).

      "To the knowledge of Seller" or words of similar import with respect to a fact or matter means the actual knowledge of the executive officers of Seller listed on SCHEDULE 1 after reasonable inquiry.

      "Washington" means Washington Sub, Inc., a Delaware corporation.

      "Washington Business" is defined in the Merger Agreement.

      "Washington Participants" is defined in the Employee Matters Agreement.

                                   ARTICLE II

                           SALE AND PURCHASE OF ASSETS


      Section 2.1. PURCHASE AND SALE OF ASSETS. At the Closing, Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase, acquire and accept, the Assets, as the same shall exist on the Closing Date, free and clear of any Encumbrances other than Permitted Encumbrances.

      Section 2.2. PURCHASE PRICE. The Purchase Price to be paid by Purchaser to Seller in consideration for the Assets shall be payable, at the election of Purchaser, either (A) by wire transfer of immediately available funds at the Closing or (B) by delivery of the Promissory Note at the Closing; PROVIDED, HOWEVER, that if Purchaser shall elect to pay the Purchase Price pursuant to clause (B), Purchaser shall provide written notice of such election to Seller no later than thirty (30) days prior to the Closing Date.

      Section 2.3. NO ASSUMPTION OF LIABILITIES. Purchaser shall not assume hereunder any Liabilities of Seller related to the Assets. This section shall not affect any other obligation of Purchaser under this Agreement.

      Section 2.4. ALLOCATION OF PURCHASE PRICE. Purchaser and Seller mutually agree that the Purchase Price shall be allocated among the Assets in the manner required by Section 1060 of the Code and Treasury Regulations promulgated thereunder. Purchaser and Seller shall agree upon such allocation prior to the Closing and shall file Form 8594 with the United States Internal Revenue Service reflecting such allocation. Neither Seller nor Purchaser shall take a position inconsistent with such allocation in any Tax Proceeding, in any refund claim, in any litigation or investigation or otherwise. If a competent Government Authority adjusts such allocation for any reason, the allocation shall be deemed to be amended to conform to any such adjustments.

                                  ARTICLE III

                     SELLER'S REPRESENTATIONS AND WARRANTIES


      Seller hereby represents and warrants to Purchaser as of the date hereof and as of the Closing Date the following:

      Section 3.1. CORPORATE STATUS, GOOD STANDING AND AUTHORIZATION. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, with all requisite corporate power and authority to own the Assets, except where the failure to have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Seller is duly licensed or qualified to do business as a foreign corporation in all states or jurisdictions in which the nature of Assets or the operations thereof by the Package Design Team requires such license or qualification, except where the failure to be so licensed or qualified, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

      Section 3.2. AUTHORITY; ENFORCEABILITY. Seller has all requisite corporate power and authority to enter into this Agreement and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly authorized, executed and delivered by Seller and is a legally valid and binding obligation of Seller (assuming that this Agreement constitutes the valid and binding obligation of Purchaser) and is enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar Laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      Section 3.3. CONSENTS; NO CONFLICTS OR VIOLATIONS. Except for the Consents set forth on SCHEDULE 3.3 and Consents which if not obtained and maintained by Seller, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, there are no Consents of any Governmental Authority required in connection with (i) Seller's execution and delivery of this Agreement and the other agreements, documents and instruments to be executed and delivered by Seller in connection herewith or (ii) the performance by Seller of its obligations herein or therein or the consummation by Seller of the transactions contemplated hereby or thereby. Assuming receipt of all of the Consents set forth on SCHEDULE 3.3 (including any required HSR Act approval), neither the execution or delivery by Seller of this Agreement nor the consummation by Seller of the transactions contemplated hereby will, with or without the giving of notice or the lapse of time or both, conflict with or result in a breach or violation of or give rise to a default or right of termination, amendment, cancellation or acceleration under (i) any provision of Seller's Charter Documents, (ii) any contract, agreement, note, bond, mortgage, indenture, lease, license, franchise, permit, concession, instrument or obligation to which Seller is a party or by which any of its properties or assets are bound or (iii) any Law or license or other requirement to which Seller or its properties or assets is subject, except, in the case of items (ii) and (iii) above only, for those which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

      Section 3.4. COMPLIANCE WITH LAWS. Except as disclosed on SCHEDULE 3.4, Seller is in compliance in all material respects with all Laws applicable with respect to the Assets, the manner in which the Assets are used and the Package Design Team, except where the failure to so comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and Seller has not received within the past twelve (12) months any written notice or correspondence from any Governmental Authority to the effect that it is not in compliance with any such applicable Laws, except for such violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

      Section 3.5. INTELLECTUAL PROPERTY. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) Seller owns, or is licensed to use (in each case, free and clear of any Encumbrances), all Intellectual Property set forth on SCHEDULE 3.5; (ii) to the knowledge of Seller, the use of any Intellectual Property set forth on SCHEDULE
3.5 by Seller does not infringe on or otherwise violate the rights of any Person; (iii) the use of Intellectual Property set forth on SCHEDULE 3.5 by or on behalf of Seller is in accordance with any applicable license pursuant to which Seller acquired the right to use any Intellectual Property;
(iv) to the knowledge of Seller, no Person is challenging, infringing on or otherwise violating any right of Seller with respect to any Intellectual Property set forth on SCHEDULE 3.5 owned by and/or licensed to Seller; and (v) Seller does not have any knowledge of any pending claim, order or proceeding with respect to any use of Intellectual Property set forth on SCHEDULE 3.5 by Seller and, to the knowledge of Seller, no Intellectual Property set forth on
SCHEDULE 3.5 is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

      Section 3.6. LITIGATION. Except as set forth on SCHEDULE 3.6, there is no action, suit or proceeding or regulatory investigation pending or, to the knowledge of Seller, threatened against Seller or its business or operations affecting the Package Design Team or any of the Assets or this Agreement before any court or arbitrator or any governmental body, agency or official, except for those which, if adversely determined, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Seller is not a party to or subject to any judgment, order, rule, writ, injunction, or decree of any Governmental Authority or arbitrator which relates to or affects the Assets or the Package Design Team, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

      Section 3.7. EMPLOYEE MATTERS.

      (a) PACKAGE DESIGN TEAM EMPLOYEES. SCHEDULE 3.7(A) contains a list of all current Package Design Team Employees as of the date hereof.

      Section 3.8. LABOR RELATIONS. Except as stated on SCHEDULE 3.8, as of the date hereof, Seller is not a signatory to any collective bargaining agreement with any trade union or labor organization relating to Package Design Team Employees.

      Section 3.9. TAX MATTERS.

      (a) All material Tax Returns required to be filed by Seller with respect to the Assets have been timely filed. All such Tax Returns are true, correct and complete, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. All Taxes shown as due and payable by or with respect to such Tax Returns have been timely paid in full.

      (b) Except as set forth on SCHEDULE 3.9(B), there are no Tax proceedings presently pending with regard to any Non-Income Taxes related to the Assets, and no notice has been received from any Governmental Authority of the expected commencement of such a Tax Proceeding.

      (c) There are no Encumbrances for any Tax on the Assets, except for Permitted Encumbrances.

      (d) None of the Assets is a lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954.

      (e) None of the Assets constitute "tax exempt use property" within the meaning of Section 168(h) of the Code or is "tax exempt bond financed property" within the meaning of Section 168(g) of the Code.

      Section 3.10. NO BROKERS. Neither this Agreement nor the sale of the Assets was induced or procured through any Person acting on behalf of or representing Seller and no commissions or any other payment is due to any intermediary in connection therewith.

      Section 3.11. TITLE TO PROPERTIES. Seller has good and valid title to the Assets, except, in each case, where the failure to have such good and valid title, or valid leasehold interest, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

      Section 3.12. INSURANCE. Seller maintains insurance coverage in respect of the Assets with reputable insurers in such amounts and covering such risks as is deemed reasonably appropriate for its business (taking into account the cost and availability of such insurance).

                                   ARTICLE IV

                   PURCHASER'S REPRESENTATIONS AND WARRANTIES


      Purchaser hereby represents and warrants to Seller as of the date hereof and as of the Closing Date the following:

      Section 4.1. ORGANIZATION OF PURCHASER. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

      Section 4.2. AUTHORITY; ENFORCEABILITY. Purchaser has all requisite corporate power and authority to enter into this Agreement and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly authorized, executed and delivered by Purchaser and is a legally valid and binding obligation of Purchaser (assuming that this Agreement constitutes the valid and binding obligation of Seller) and is enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar Laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      Section 4.3. CONSENTS; NO CONFLICTS OR VIOLATIONS. Except for the Consents set forth on SCHEDULE 4.3 and the Consents which if not obtained and maintained by Purchaser, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Purchaser's ability to consummate the transactions contemplated by this Agreement, there are no Consents of any Governmental Authorities required in connection with (i) Purchaser's execution and delivery of this Agreement and the other agreements, documents and instruments to be executed and delivered by Purchaser in connection herewith or
(ii) the performance by Purchaser of its obligations herein or therein or the consummation by Seller of the transactions contemplated hereby or thereby. Assuming receipt of all of the Consents set forth on SCHEDULE 4.3 (including, any required HSR Act approval), neither the execution or delivery by Purchaser of this Agreement nor the consummation by Purchaser of the transactions contemplated hereby will, with or without the giving of notice or the lapse of time or both, conflict with or result in a breach or violation of or give rise to a default or right of termination, amendment, cancellation or acceleration under (i) any provision of Purchaser's Charter Documents, (ii) any material contract, agreement, note, bond, mortgage, indenture, lease, license, franchise, permit, concession, instrument or obligation to which Purchaser is a party or by which any of its properties or assets are bound or (iii) any Law or license or other requirement to which Purchaser or its properties or assets is subject, except, in the case of items (ii) and (iii) above only, for those which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Purchaser's ability to consummate the transactions contemplated by this Agreement.

      Section 4.4. LITIGATION. Except as set forth on SCHEDULE 4.4, there is no action, suit or proceeding or regulatory investigation pending or, to the knowledge of Purchaser, threatened against Purchaser affecting this Agreement before any court or arbitrator or any governmental body, agency or official, except for those which, if adversely determined, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Purchaser's ability to consummate the transactions contemplated by this Agreement. Purchaser is not a party to or subject to any judgment, order, writ, injunction, or decree of any Governmental Authority or arbitrator, except as, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Purchaser's ability to consummate the transactions contemplated by this Agreement.

      Section 4.5. NO BROKERS. Neither this Agreement nor the purchase of the Assets was induced or procured through any Person acting on behalf of or representing Purchaser and no commissions or any other payment is due to any intermediary in connection therewith.

                                   ARTICLE V

                                    COVENANTS


      The Parties hereby covenant as follows:

      Section 5.1. ACCESS.

      (a) ACCESS TO INFORMATION BY PURCHASER PRIOR TO CLOSING. Prior to Closing, subject to compliance with applicable laws, Seller and Maquiladora shall, upon reasonable request, afford to Purchaser and its Representatives reasonable access during normal business hours to all Books and Records. Purchaser shall coordinate its requests and activities under this Section 5.1 with Seller's need for security and will assist Seller in minimizing disruption to Seller's normal business operations.

      (b) ACCESS TO INFORMATION BY PURCHASER AFTER CLOSING. From and after the Closing, Seller will afford to Purchaser and its Representatives (at Purchaser's expense) reasonable access and duplicating rights during normal business hours and upon reasonable advance notice to all Books and Records within Seller's possession or control relating to the Assets, insofar as such access is reasonably required by Purchaser.

      (c) ACCESS TO BOOKS AND RECORDS BY SELLER. Purchaser shall, following the Closing, give Seller and its Representatives such access, during normal business hours and upon reasonable prior notice, to the Books and Records and such other documents as shall be reasonably necessary for Seller in connection with its performance of its obligations hereunder, for the preparation and filing of Seller's Tax Returns for periods prior to the Closing Date and for any other reasonable purposes, and Purchaser will allow Seller and its Representatives to make extracts and copies thereof as may be necessary for such purposes at Seller's expense. Purchaser shall preserve and protect the Books and Records in its possession and control for the period required by the applicable records retention policy of Seller in effect immediately prior to the Closing. Purchaser shall offer to deliver the Books and Records to Seller prior to their destruction or other disposition.

      (d) PRODUCTION OF WITNESSES. Subject to Section 5.1(e), after the Closing, each Party will make available to the other Party, upon written request and at the cost and expense of the Party so requesting, its directors, officers, employees and agents as witnesses to the extent that any such Person may reasonably be required (giving consideration to business demands of such directors, officers, employees and agents) in connection with any Claims or administrative or other proceedings in which the requesting party may from time to time be involved and relating to the Assets or the Package Design Team or arising in connection with the relationship between the Parties on or prior to the Closing Date, provided that the same shall not unreasonably interfere with the conduct of business by the Party of which the request is made.

      (e) CONFIDENTIALITY. From and after the Closing, each of Seller and Purchaser shall hold, and shall use reasonable efforts to cause its Affiliates and Representatives to hold, in strict confidence all Information concerning the other Party in its possession or control prior to the Closing or furnished to it by another Party pursuant to the Merger and the transactions contemplated thereby and will not release or disclose such Information to any other Person, except its Affiliates and its and their Representatives, who will be bound by the provisions of this Section 5.1(e); PROVIDED, HOWEVER, that any Person may disclose such Information to the extent that (a) disclosure is compelled by judicial or administrative process or, in the opinion of such Person's counsel, by other requirements of law (in which case the Party required to make such disclosure will notify the other Party as soon as practicable of such obligation or requirement and cooperate with the other Party to limit the Information required to be disclosed and to obtain a protective order or other appropriate remedy with respect to the Information ultimately disclosed) or (b) such Person can show that such Information was (i) available to such Person on a nonconfidential basis (other than from a Party) prior to its disclosure by such Person, (ii) in the public domain through no fault of such Person or (iii) lawfully acquired by such Person from another source after the time that it was furnished to such Person by the other Party or its Affiliates, Representatives or Subsidiaries, and not acquired from such source subject to any confidentiality obligation on the part of such source known to the acquiror, or on the part of the acquiror. Each Party acknowledges that it will be liable for any breach of this Section 5.1(e) by its Affiliates, Representatives and Subsidiaries. Notwithstanding the foregoing, each Party will be deemed to have satisfied its obligations under this Section 5.1(e) with respect to any Information (other than Privileged Information) if it exercises the same care with regard to such Information as it takes to preserve confidentiality for its own similar Information.

      Section 5.2. REASONABLE BEST EFFORTS.

      (a) Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Party in doing or causing to be done, all things necessary, proper or advisable under this Agreement and applicable laws to consummate the transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to obtain as promptly as practicable all Consents set forth on SCHEDULES 3.3 AND 4.3 and (ii) taking all reasonable steps as may be necessary to obtain all Consents set forth on SCHEDULES 3.3 AND 4.3. In furtherance and not in limitation of the foregoing, each Party hereto agrees to make (i) an appropriate filing (if applicable) of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and (ii) all other necessary filings with other Governmental Authorities relating to the transactions contemplated herein, and, in each case, to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to such applicable laws or by such Governmental Authorities and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of the Consents set forth on SCHEDULES 3.3 AND 4.3 under such other applicable laws or from such Governmental Authorities as soon as practicable.

      (b) Each of Seller and Purchaser shall, in connection with the efforts referenced in Section 5.2(a) to obtain all Consents set forth on SCHEDULES 3.3 AND 4.3, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, the Antitrust Division of the Department of Justice (the "DOJ"), the Federal Trade Commission (the "FTC") or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other Party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent appropriate or permitted by the DOJ, the FTC or such other applicable Governmental Authority or other Person, give the other Party the opportunity to attend and participate in such meetings and conferences.

      (c) In furtherance and not in limitation of the covenants of the Parties contained in Section 5.2(a) and Section 5.2(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any applicable laws, or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by a Governmental Authority which would make transactions contemplated hereby illegal or would otherwise prohibit or materially impair or delay the consummation of the transactions contemplated hereby, each of the Parties shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable so as to permit the consummation of the transactions contemplated by this Agreement.

            (d) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.2 shall create an obligation by the Parties to take any action in addition to the actions required to be taken pursuant to the Merger Agreement to consummate the Merger.

            Section 5.3. CONDUCT OF BUSINESS BY SELLER. From the data hereof until the Closing Date, Seller shall, except as expressly required or permitted by this Agreement and except as otherwise consented to in writing by Purchaser:

            (i) conduct the operations of the Package Design Team and employ the Assets in the ordinary course of business consistent with past practice;

            (ii) not grant, create, incur or suffer to exist any Encumbrance (other than a Permitted Encumbrance granted, created, incurred or suffered to exist in the ordinary course of business consistent with past practice) on the Assets;

            (iii) not increase in any manner the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any Package Design Team Employees, other than in the ordinary course of business consistent with past practice;

            (iv) not adopt or amend any Benefit Plan with respect to Package Design Team Employees or to increase the benefits provided under any Benefit Plan to Package Design Team Employees other than in the ordinary course of business consistent with past practice;

            (v) not grant any license or sublicense or otherwise transfer, other than in the ordinary course of business consistent with past practice, any portion of its right, title or interest in any Intellectual Property included in the Assets; and

            (vi) not authorize, or commit or agree to take, any of the foregoing actions.

            Section 5.4. EMPLOYMENT ARRANGEMENTS.

            (a) EMPLOYMENT. Purchaser shall offer employment, with comparable compensation and benefits, commencing as of the Closing Date, to each of the Package Design Team Employees (including those who are actively employed or on layoff, leave or short-term or long-term disability or other permitted absence from employment). Purchaser shall provide to each Package Design Team Employee
(i) employment and a salary or wage level at least equal to that which such Package Design Team Employee was entitled from Seller and its Subsidiaries and Affiliates immediately prior to the Closing Date and (ii) employee benefits comparable in all material respects to and no less favorable in the aggregate than the employee benefits provided to each such Package Design Team Employee by Seller and its Subsidiaries and Affiliates immediately prior to the Closing Date; PROVIDED, HOWEVER, that after the Closing Date, Purchaser expressly reserves the right to modify any salary or wage level of any Package Design Team Employee and to amend, modify or terminate any benefit plan or program established or maintained by Purchaser for the benefit of Package Design Team Employees in accordance with the terms of such plan or program and applicable law.

            (b) EMPLOYEE MATTERS AGREEMENT TERMS APPLICABLE. The Parties agree that all terms and provisions of the Employee Matters Agreement applicable to Washington Participants (including all Liabilities and obligations assumed or to be performed by Purchaser or Washington under the Employee Matters Agreement relating to the Washington Participants) shall, to the extent applicable, also apply to the Package Design Team Employees, and that the Package Design Team Employees shall be deemed to be Washington Participants for all purposes of the Employee Matters Agreement (other than Section 2.01 thereof). Accordingly, Purchaser hereby assumes, and agrees to fully perform, pay and discharge, all Liabilities and obligations in respect of the Package Design Team Employees of the type that were assumed by or allocated to Purchaser, Washington or any Subsidiary of Washington under the Employee Matters Agreement in respect of Washington Participants and to perform, pay and discharge such Liabilities and obligations in the same manner as provided in the Employee Matters Agreement.

            Section 5.5. PUBLIC ANNOUNCEMENTS. The Parties shall use reasonable best efforts to develop a joint communications plan and each Party shall use reasonable best efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (ii) unless otherwise required by applicable laws or by obligations pursuant to any listing agreement with or rules of any securities exchange or automated quotation system, to consult with each other before issuing any press release or, to the extent practicable, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

            Section 5.6. SUPPLEMENTS TO SCHEDULES. From time to time up to the Closing, Seller and Purchaser may supplement or amend the Schedules after they have been delivered pursuant to this Agreement with respect to any matter first existing or occurring on or after the date hereof which, if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby; PROVIDED, HOWEVER, that if any facts that give rise to such matter existed or occurred on or before the date hereof, no such supplement or amendment may be made under this Section 5.6 with respect thereto. Any supplement or amendment to any Schedule shall not, following Closing, constitute a basis for any Claim for indemnification pursuant to ARTICLE VIII.

            Section 5.7. INSURANCE.

            (a) COVERAGE. Subject to the provisions of this Section 5.7, coverage of the Assets under all Policies shall cease as of the Closing. From and after the Closing, Purchaser will be responsible for obtaining and maintaining all insurance coverages for the Assets. All Policies will be retained by Seller and Seller's Subsidiaries, together with all rights, benefits and privileges thereunder (including the right to receive any and all return premiums with respect thereto), except that Purchaser will have the rights in respect of Policies to the extent described in Section 5.7(b).

            (b) RIGHTS UNDER POLICIES. From and after the Closing, Purchaser will have no rights with respect to any Policies, except that (i) Purchaser will have the right to assert claims (and Seller will use commercially reasonable efforts to assist Purchaser in asserting claims) for any loss, liability or damage with respect to the Assets under Policies with third-party insurers which are "occurrence basis" insurance policies ("Occurrence Basis Policies") arising out of insured incidents occurring from the date coverage thereunder first commenced until the Closing to the extent that the terms and conditions of any such Occurrence Basis Policies and agreements relating thereto so allow and (ii) Purchaser will have the right to continue to prosecute claims with respect to the Assets properly asserted with an insurer prior to the Closing (and Seller will use commercially reasonable efforts to assist Purchaser in connection therewith) under Policies with third-party insurers which are insurance policies written on a "claims made" basis ("Claims Made Policies") arising out of insured incidents occurring from the date coverage thereunder first commenced until the Closing to the extent that the terms and conditions of any such Claims Made Policies and agreements relating thereto so allow, PROVIDED, that in the case of both clauses (i) and (ii) above, (A) all of Seller's reasonable out-of-pocket costs and expenses incurred in connection with the foregoing are promptly paid by Purchaser, (B) Seller may, at any time, without liability or obligation to Purchaser (other than as set forth in Section 5.7(c)), amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Occurrence Basis Policies or Claims

Made Policies (and such claims shall be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications), (C) such claims will be subject to (and recovery thereon will be reduced by the amount of) any applicable deductibles, retentions or self-insurance provisions,
(D) such claims will be subject to (and recovery thereon will be reduced by the amount of) any payment or reimbursement obligations of Seller, any of Seller's Subsidiaries or any Affiliate of Seller or any of Seller's Subsidiaries in respect thereof and (E) such claims will be subject to exhaustion of existing aggregate limits. Seller's obligation to use commercially reasonable efforts to assist Purchaser in asserting claims under applicable Policies will include using commercially reasonable efforts in assisting Purchaser to establish its right to coverage under such Policies (so long as all of Seller's reasonable out-of-pocket costs and expenses in connection therewith are promptly paid by Purchaser). None of Seller or Seller's Subsidiaries will bear any Liability for the failure of an insurer to pay any claim under any Policy. It is understood that any Claims Made Policies will not provide any coverage to Purchaser for incidents occurring prior to the Closing but which are asserted with the insurance carrier after the Closing.

            (c) SELLER ACTIONS. In the event that after the Closing, Seller proposes to amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Policies under which Purchaser has rights to assert claims pursuant to Section 5.7(b) in a manner that would adversely affect any such rights of Purchaser, (i) Seller will give Purchaser prior notice thereof and consult with Purchaser with respect to such action (it being understood that the decision to take any such action will be in the sole discretion of Seller) and
(ii) Seller will pay to Purchaser its equitable share (which shall be determined by Seller in good faith based on the amount of premiums paid by or allocated to Purchaser or the Assets in respect of the applicable Policy) of any net proceeds actually received by Seller from the insurer under the applicable Policy as a result of such action by Seller (after deducting Seller's reasonable costs and expenses incurred in connection with such action).

            (d)   ADMINISTRATION. From and after the Closing:

                  (i) Seller or a Subsidiary of Seller, as appropriate, will be responsible for the Claims Administration with respect to claims of Seller and Seller's Subsidiaries under Policies; and

                  (ii) Purchaser will be responsible for the Claims Administration with respect to claims of Purchaser under Policies.

            (e) INSURANCE PREMIUMS. From and after the Closing, Seller will pay all premiums (retrospectively-rated or otherwise) as required under the terms and conditions of the respective Policies in respect of periods prior to the Closing, whereupon

Purchaser will upon the request of Seller, forthwith reimburse Seller for that portion of such premiums paid by Seller as are reasonably determined by Seller to be attributable to the Assets.

            (f) AGREEMENT FOR WAIVER OF CONFLICT AND SHARED DEFENSE. In the event that a Policy provides coverage for both Seller and/or a Subsidiary of Seller, on the one hand, and Purchaser, on the other hand, relating to the same occurrence, Seller and Purchaser agree to defend jointly and to waive any conflict of interest necessary to the conduct of that joint defense. Nothing in this Section 5.7(f) will be construed to limit or otherwise alter in any way the indemnity obligations of the parties to this Agreement, including those created by this Agreement, by operation of law or otherwise.

            Section 5.8. LICENSE OF PURCHASER INTELLECTUAL PROPERTY TO SELLER.

            (a) Effective as of the Closing Date, Purchaser hereby grants to Seller, its Subsidiaries and its Affiliates, a non-exclusive, world-wide, irrevocable royalty-free license, without the right to assign or grant sublicenses, except as provided in Sections 5.8(b) and (c), under all Intellectual Property constituting Assets (excluding trademarks, trade names, domain names, service marks, trade dress and any other form of trade identity), to make, have made, use, sell, offer for sale, import, or otherwise dispose of semiconductor products and systems in the conduct of their respective businesses as they are being conducted on the Closing Date and any related extensions or expansions thereof, and to practice any process involved in the use or manufacture thereof.

            (b) The license granted under Section 5.8(a) is non-assignable and non-transferable (in insolvency proceedings, by reason of corporate merger, by acquisition or other change in control or otherwise).

            (c) The license granted under Section 5.8(a) does not include the right to grant sublicenses, except that Seller, its Subsidiaries and its Affiliates may grant a sublicense (within the scope of such license) to any entity or business that is a spin-off or other similar divestiture of all or any part of the businesses of Seller, its Subsidiaries and its Affiliates (a "Seller Spin-Off") and to any subsequent entity or business that is a spin-off or other similar divestiture of all or any part of a Seller Spin-Off; PROVIDED, HOWEVER, that any such sublicense shall be subject to the same restrictions on assignment and transfer as the original license granted in this Section 5.8.

            (d) In the event that following the Closing, Seller or a Seller Spin-Off becomes insolvent or is acquired by or merges with a third party, such license or sublicense shall immediately and automatically terminate with respect to such Person and its Affiliates effective as of the date of such insolvency, acquisition or merger, unless

Seller and Purchaser otherwise agree; provided that such termination of such license or sublicense shall not necessarily affect any other license or sublicense.

                                   ARTICLE VI

                                  CONDITIONS TO
                      SELLER'S AND PURCHASER'S OBLIGATIONS

            The obligations of Seller and Purchaser to complete the transactions contemplated by this Agreement are subject to the Closing (as defined in the Merger Agreement) under the Merger Agreement having been consummated.

                                  ARTICLE VII

                                     CLOSING

            The Closing shall, unless another time and date is agreed to in writing by the Parties, take place immediately following the Closing (as defined in the Merger Agreement) under the Merger Agreement and will be effective immediately following the Effective Time (the time and date of such Closing being herein called the "Closing Date"). The Closing will take place at the offices of Chadbourne & Parke LLP, 30 Rockefeller Plaza, New York, New York 10112, or such other place as the Parties may agree. On the Closing Date, the Parties hereto shall deliver the following:

            Section 7.1. DELIVERIES BY SELLER. At the Closing, Seller shall deliver to Purchaser the following which in the case of documents, shall be reasonably satisfactory to Purchaser:

            (i) an Assets Bill of Sale and Assignment and Assumption Agreement, duly executed by Seller, in form and substance reasonably satisfactory to Purchaser;

            (ii) the Assets; and

            (iii) all documents of title and instruments of conveyance necessary to transfer record and beneficial ownership to Purchaser of all Assets which require execution, endorsement or delivery of such a document under applicable Law in order to vest record or beneficial ownership thereto in Purchaser.

            Section 7.2. DELIVERIES BY PURCHASER. At the Closing, Purchaser shall deliver to Seller the following, which in the case of documents shall be reasonably satisfactory to Seller:

            (i) (A) cash payment of the Purchase Price (via wire transfer of immediately available funds), pursuant to Section 2.3, or (B) the Promissory Note, duly executed by Purchaser, in form and substance reasonably satisfactory to Seller, in which case, the Purchase shall deliver to Seller at Closing, in addition to the other deliveries required hereby, (I) a security agreement, duly executed by Purchaser, in form and substance reasonably satisfactory to Seller and Purchaser and in customary form for transactions of this nature, granting Seller a first priority security interest in the security described on EXHIBIT "A", (II) such notices, recordings, mortgages, statements, filings, instruments or other agreements and documents as Seller may reasonably require to have a perfected first priority security interest in the security described on EXHIBIT "A" and (III) customary opinions of counsel to Purchaser for secured transactions of this nature reasonably satisfactory to the Parties and their counsel; and

            (ii) an Asset Bill of Sale and Assignment and Assumption Agreement, duly executed by Purchaser, in form and substance reasonably satisfactory to Seller.

                                  ARTICLE VIII

                                 INDEMNIFICATION


            Section 8.1. INDEMNIFICATION BY SELLER. Subject to the limitations on and procedures for indemnification set forth in this ARTICLE VIII, Seller shall indemnify, defend and hold harmless Purchaser and its Representatives and Affiliates and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Purchaser Indemnified Parties") from and against, and pay or reimburse, as the case may be, the Purchaser Indemnified Parties for, any Damages, as incurred, suffered by any Purchaser Indemnified Parties to the extent based upon, arising out of or relating to the following:

            (i) the breach of any representation or warranty of Seller contained in this Agreement; or

            (ii) the breach by Seller of any covenant or agreement of Seller contained in this Agreement.

            Section 8.2. INDEMNIFICATION BY PURCHASER. Subject to the limitations on and procedures for indemnification set forth in this ARTICLE VIII, Purchaser shall indemnify, defend and hold harmless Seller and its Representatives and Affiliates and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Seller Indemnified Parties") from and against, and pay or reimburse, as the case may be, the Seller Indemnified Parties for, any Damages, as incurred, suffered by any Seller Indemnified Parties to the extent based upon, arising out of or relating to the following:

            (i) the breach of any representation or warranty of Purchaser contained in this Agreement; or

            (ii) the breach by Purchaser of any covenant or agreement of Purchaser contained in this Agreement.

            Section 8.3. LIMITATIONS ON INDEMNIFICATION OBLIGATIONS. (a) The amount which any Party (an "Indemnifying Party") is or may be required to pay to any Person (an "Indemnified Party") in respect of Damages or other Liability for which indemnification is provided under this Agreement shall be reduced by any amounts actually received (including Insurance Proceeds actually received) by or on behalf of such Indemnified Party (net of increased insurance premiums and charges to the extent related to Damages and costs and expenses (including reasonable legal fees and expenses) incurred by such Indemnified Party in connection with seeking to collect and collecting such amounts) in respect of such Damages or other Liability (such net amounts are referred to herein as "Indemnity Reduction Amounts"). If any Indemnified Party receives any Indemnity Reduction Amounts in respect of Damages for which indemnification is provided under this Agreement after the full amount of such Damages has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such Damages and such Indemnity Reduction Amounts exceed the remaining unpaid balance of such Damages, then the Indemnified Party shall promptly remit to the Indemnifying Party an amount equal to the excess (if any) of (A) the amount theretofore paid by the Indemnifying Party in respect of such Damages, less (B) the amount of the indemnity payment that would have been due if such Indemnity Reduction Amounts in respect thereof had been received before the indemnity payment was made.

            (b) In determining the amount of any indemnity payment under this Agreement, such amount shall be (i) reduced to take into account any net Tax benefit realized by the Indemnified Party and its Affiliates arising from the incurrence or payment by the Indemnified Party or its Affiliates of any amount in respect of which such payment is made and (ii) increased to take into account any net Tax cost incurred by the Indemnified Party and its Affiliates as a result of the receipt or accrual of payments hereunder (grossed-up for such increase), in each case determined by treating the Indemnified Party and its Affiliates as recognizing all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of accrual of any payment hereunder. In determining the amount of any such Tax benefit or Tax cost, the Indemnified Party and its Affiliates shall be deemed to be subject to the applicable Taxes at the maximum statutory rate then in effect. It is the intention of the Parties to this Agreement that payments made pursuant to this Agreement are to be treated as relating back to the Closing Date as a purchase price adjustment, and the Parties shall not take any position inconsistent with such intention before any Tax authority, except to the extent that a final determination (as defined in Section 1313 of the Code) with respect to the recipient party causes any such payment not to be so treated.

            (c) No monetary amount will be payable by Seller to any Purchaser Indemnified Party with respect to the indemnification of any claims pursuant to
Section 8.1(i) until the aggregate amount of Damages actually incurred by the Purchaser Indemnified Parties with respect to such claims shall exceed on a cumulative basis an amount equal to fifty thousand dollars (U.S.$50,000), in which event Seller shall be responsible only for the amount of such Damages in excess of fifty thousand dollars (U.S.$50,000). No monetary amount will be payable by Seller to any Purchaser Indemnified Party with respect to the indemnification of any claims pursuant to Section 8.1(i) after the aggregate amount of Damages actually paid by Seller with respect to such claims shall equal on a cumulative basis an amount equal to five hundred thousand dollars (U.S.$500,000).

            (d) No monetary amount will be payable by Purchaser to any Seller Indemnified Party with respect to the indemnification of any claims pursuant to
Section 8.2(i) until the aggregate amount of Damages actually incurred by the Seller Indemnified Parties with respect to such claims shall exceed on a cumulative basis an amount equal to fifty thousand dollars (U.S.$50,000), in which event Purchaser shall be responsible only for the amount of such Damages in excess of fifty thousand dollars (U.S.$50,000). No monetary amount will be payable by Purchaser to any Seller Indemnified Party with respect to the indemnification of any claims pursuant to Section 8.2(i) after the aggregate amount of Damages actually paid by Purchaser with respect to such claims shall equal on a cumulative basis an amount equal to five hundred thousand dollars (U.S.$500,000).

            Section 8.4. PROCEDURES RELATING TO INDEMNIFICATION. (a) If a claim or demand is made against an Indemnified Party, or an Indemnified Party shall otherwise learn of an assertion, by any Person who is not a party to this Agreement (or an Affiliate thereof) as to which an Indemnifying Party may be obligated to provide indemnification pursuant to this Agreement (a "Third Party Claim"), such Indemnified Party will notify the Indemnifying Party in writing, and in reasonable detail, of the Third Party Claim reasonably promptly after becoming aware of such Third Party Claim; PROVIDED, HOWEVER, that failure to give such notification will not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party will deliver to the Indemnifying Party, promptly after the Indemnified Party's receipt thereof, copies of all material notices and documents (including court papers) received or transmitted by the Indemnified Party relating to the Third Party Claim.

            (b) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party will be entitled to participate in or to assume the defense thereof (in either case, at the expense of the Indemnifying Party) with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; PROVIDED, HOWEVER, that if in the Indemnified Party's reasonable judgment a conflict of interest exists in respect of such claim or if the Indemnifying Party shall have assumed responsibility for such claim with any reservations or exceptions, such Indemnified Party will have the right to employ separate counsel reasonably satisfactory to the Indemnifying Party to represent such Indemnified Party and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel for all Indemnified Parties similarly situated) shall be paid by such Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party will have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party will control such defense. The Indemnifying Party will be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party will promptly supply to the Indemnified Party copies of all material correspondence and documents relating to or in connection with such Third Party Claim and keep the Indemnified Party fully informed of all material developments relating to or in connection with such Third Party Claim (including providing to the Indemnified Party on request updates and summaries as to the status thereof). If the Indemnifying Party chooses to defend a Third Party Claim, the Parties will cooperate in the defense thereof (such cooperation to be at the expense, including reasonable legal fees and expenses, of the Indemnifying Party), which cooperation shall include the retention in accordance with this Agreement and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

            (c) No Indemnifying Party will consent to any settlement, compromise or discharge (including the consent to entry of any judgment) of any Third Party Claim without the Indemnified Party's prior written consent (which consent will not be unreasonably withheld); PROVIDED, HOWEVER, that if the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party will agree to any settlement, compromise or discharge of such Third Party Claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full amount of Damages in connection with such Third Party Claim and unconditionally and irrevocably releases the Indemnified Party and its Affiliates completely from all Liability in connection with such Third Party Claim; PROVIDED, HOWEVER, that the Indemnified Party may refuse to agree to any such settlement, compromise or discharge (x) that provides for injunctive or other non-monetary relief affecting the Indemnified Party or any of its Affiliates or (y) that, in the reasonable opinion of the Indemnified Party, would otherwise materially adversely affect the Indemnified Party or any of its Affiliates. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party will not (unless required by law) admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent (which consent will not be unreasonably withheld).

            (d) Any claim on account of Damages which does not involve a Third Party Claim will be asserted by reasonably prompt written notice given by the Indemnified Party to the Indemnifying Party from whom such indemnification is sought. The failure by any Indemnified Party to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability which it may have to such Indemnified Party under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.

            (e) In the event of payment in full by an Indemnifying Party to any Indemnified Party in connection with any Third Party Claim, such Indemnifying Party will be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnified Party will cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

            Section 8.5. SOLE AND EXCLUSIVE REMEDY. The indemnities contained in this ARTICLE VIII shall be the sole and exclusive remedies of the Parties hereto, their Affiliates, successors and assigns with respect to any and all claims arising out of or relating to this Agreement, the transactions contemplated hereby, any provision hereof or the breach or performance thereof.

            Section 8.6. TERMINATION OF INDEMNIFICATION OBLIGATIONS. Except as set forth in the following sentence, the indemnification obligations of each of Seller and Purchaser hereunder will survive, including surviving the sale or other transfer by any party of any assets or businesses or the assignment by any party of any Liabilities. The obligations of each Party to indemnify, defend and hold harmless Indemnified Parties (i) pursuant to Sections 8.1(i) and 8.2(i), shall terminate when the applicable representation or warranty expires pursuant to Section 11.4 and (ii) pursuant to Sections 8.1(ii) and 8.2(ii) shall terminate upon the expiration of all applicable statutes of limitation (giving effect to any extensions thereof, other than extensions caused by the applicable Indemnified Party); PROVIDED, HOWEVER, that as to clauses (i) and (ii) above, such obligations to indemnify, defend and hold harmless shall not terminate with respect to any individual claim as to which the Indemnified Party shall have, before the expiration of the applicable period, previously delivered a notice (stating in reasonable detail the basis of such claim) to the Indemnifying Party.

            Section 8.7. EFFECT OF INVESTIGATION. The right to indemnification pursuant to Sections 8.1(i) and 8.2(i) shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement.

                                   ARTICLE IX

                                      TAXES

            Section 9.1. TRANSFER, SALES AND USE TAXES. Notwithstanding anything to the contrary in this Agreement, all transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement shall be shared equally by Seller and Purchaser. Each Party hereto agrees to file all necessary documentation (including all Tax Returns) with respect to all such Taxes in a timely manner. On or before the Closing Date, Purchaser shall provide to Seller a required sales and use tax purchase exemption certificate or certificates with respect to the Assets to the extent they constitute (i) exempt tangible personal property held for resale or for incorporation into goods to be held for resale, (ii) exempt manufacturing and production equipment, or (iii) otherwise are exempt from the sales and use tax upon the provision of an appropriate exemption certificate.

            Section 9.2. TAX RETURNS. Seller shall prepare and file or cause to be prepared and filed all Tax Returns (including amendments thereto) which are required to be filed in respect of the Assets for any taxable period ending on or before the Closing Date and any taxable period that includes (but does not end on) the Closing Date (a

"Straddle Period"). Purchaser hereby irrevocably designates, and agrees to cause each of its Affiliates to designate Seller as its agent to take any and all actions necessary or incidental to the preparation and filing of such Tax Returns. All Tax Returns (including amendments thereto) required to be filed in respect of the Assets for taxable periods beginning after the Closing Date shall be the responsibility of Purchaser.

            Section 9.3. PRORATIONS. Purchaser and Seller agree that Taxes with respect to the Assets shall be prorated as of the Closing Date, with Seller liable to the extent such Taxes relate to any time period on or before the Closing Date, and Purchaser liable to the extent such Taxes relate to periods commencing after the Closing Date.

            Section 9.4. ALLOCATION OF STRADDLE PERIOD TAXES. In the case of any Straddle Period:

            (a) PERIODIC TAXES. (i) The periodic Taxes with respect to the Assets that are not based on income or receipts (E.G., property Taxes) for the portion of any Straddle Period which ends on the Closing Date shall be computed based on the ratio of the number of days in such portion of the Straddle Period and the number of days in the entire taxable period, and (ii) the periodic taxes with respect to the Assets that are not based on income or receipts for the portion of any Straddle Period beginning on the day after the Closing Date shall be computed based on the ratio of the number of days in such portion of the Straddle Period and the number of days in the entire taxable period.

            (b) NON-PERIODIC TAXES. (i) The Taxes with respect to the Assets for that portion of any Straddle Period ending on the Closing Date (other than Taxes described in Section 9.4(a) above), shall be computed on a "closing-of-the-books" basis as if such taxable period ended as of the close of business on the Closing Date, and (ii) the Taxes with respect to the Assets for that portion of any Straddle Period beginning after the Closing Date (other than Taxes described in Section 9.4(a) above), shall be computed on a "closing-of-the-books" basis as if such taxable period began on the day after the Closing Date.

                                   ARTICLE X

                                   TERMINATION


            Section 10.1. VOLUNTARY TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date by the mutual written consent of Purchaser and Seller.

            Section 10.2. AUTOMATIC TERMINATION. In the event of a termination of the Merger Agreement, this Agreement shall automatically and immediately terminate.

            Section 10.3. EFFECT OF TERMINATION. In the event of the termination of this Agreement, all further obligations of the Parties hereunder shall terminate, and the transactions contemplated hereby shall be abandoned without further action or liability by any of the Parties hereto, except that (i)
Section 10.3 ("Effect of Termination"), Section 11.2 ("Notices"), Section 11.3 ("Choice of Law, Dispute Resolution"), Section 11.6 ("Entire Agreement; Waivers"), Section 11.8 ("Severability"), Section 11.10 ("Expenses") and Section
11.12 ("Parties in Interest") shall survive such termination and (ii) nothing shall relieve any Party hereto from liability for any breach of this Agreement prior to such termination.

                                   ARTICLE XI

                                  MISCELLANEOUS

            Section 11.1. ASSIGNMENT. No Party to this Agreement will convey, assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party in its sole and absolute discretion. Notwithstanding the foregoing, any Party may (without obtaining any consent) assign, delegate or sublicense all or any portion of its rights and obligations hereunder to (i) the surviving entity resulting from a merger or consolidation involving such Party, (ii) the acquiring entity in a sale or other disposition of (A) all or substantially all of the assets of such Party as a whole or (B) any line of business or division of such Party, (iii) any other Person that is created as a result of a spin-off from, or similar reorganization transaction of, such Party or any line of business or division of such Party, (iv) in the case of Purchaser, to Maquiladora or (v) an Affiliate. In the event of an assignment pursuant to (ii) or (iii) above, the non-assigning Party shall, at the assigning Party's request, use good faith commercially reasonable efforts to enter into separate agreements with each of the resulting entities and take such further actions as may be reasonably required to assure that the rights and obligations under this Agreement are preserved, in the aggregate, and divided equitably between such resulting entities. Any conveyance, assignment or transfer requiring the prior written consent of another Party pursuant to this Section 11.1 which is made without such consent will be void ab initio. No assignment of this Agreement will relieve the assigning Party of its obligations hereunder.

            Section 11.2. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) upon confirmation of receipt if delivered by telecopy or telefacsimile, (c) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (d) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

        If to Purchaser, to:

            Alpha Industries, Inc.
            20 Sylvan Road
            Woburn, MA  01801
            Fax:         (617) 824-4426
            Attention:   Paul E. Vincent
                         Chief Financial Officer

            With copies to (not effective for purposes of notice):

            Alpha Industries, Inc.
            20 Sylvan Road
            Woburn, MA  01801
            Fax:         (617) 824-4564
            Attention:   James K. Jacobs, Esq.
                         General Counsel

        or if to Seller, to:

            Conexant Systems, Inc.
            4311 Jamboree Road
            Newport Beach, California  92660-3095
            Fax:         (949) 483-6388
            Attention:   Dennis E. O'Reilly
                         Senior Vice President, General
                         Counsel and Secretary

            With a copy to (not effective for purposes of notice):

            Chadbourne & Parke LLP
            30 Rockefeller Plaza
            New York, New York 10112
            Fax:         (212) 541-5369
            Attention:   Peter R. Kolyer, Esq.

      Section 11.3. CHOICE OF LAW; DISPUTE RESOLUTION.

      (a) CHOICE OF LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles).

      (b) DISPUTE RESOLUTION. In the event that from and after the Closing, any dispute, claim or controversy (collectively, a "Dispute") arises out of or relates to any provision of this Agreement or the breach, performance, enforcement or validity or invalidity thereof, the designees of Seller's Chief Executive Officer and Purchaser's Chief Executive Officer will attempt a good faith resolution of the Dispute within thirty (30) days after either Party notifies the other Party in writing of the Dispute. If the Dispute is not resolved within thirty (30) days of the receipt of the notification, or within such other time as they may agree, the Dispute will be referred for resolution to Seller's Chief Executive Officer and Purchaser's Chief Executive Officer. Should they be unable to resolve the Dispute within thirty (30) days following the referral to them, or within such other time as they may agree, Seller and Purchaser will then attempt in good faith to resolve such Dispute by mediation in accordance with the then-existing CPR Mediation Procedures promulgated by the CPR Institute for Dispute Resolution, New York City. If such mediation is unsuccessful within thirty (30) days (or such other period as the Parties may mutually agree) after the commencement thereof, such Dispute shall be submitted by the Parties to binding arbitration, initiated and conducted in accordance with the then-existing American Arbitration Association Commercial Arbitration Rules, before a single arbitrator selected jointly by Seller and Purchaser, who shall not be the same person as the mediator appointed pursuant to the preceding sentence. If Seller and Purchaser cannot agree upon the identity of an arbitrator within ten (10) days after the arbitration process is initiated, then the arbitration will be conducted before three arbitrators, one selected by Seller, one selected by Purchaser and the third selected by the first two. The arbitration shall be conducted in San Francisco, California and shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16, and judgment upon the award may be entered by any court having jurisdiction thereof. The arbitrators shall have case management authority and shall resolve the Dispute in a final award within one hundred eighty (180) days from the commencement of the arbitration action, subject to any extension of time thereof allowed by the arbitrators upon good cause shown.

      Section 11.4. SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND COVENANTS. The respective representations and warranties of the Parties contained in this Agreement (other than those set forth in the following sentence) will survive the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the Closing and will continue in full force and effect until six (6) months after the Closing Date and will then expire. The representations and warranties of the Parties contained in Section 3.1, Section 3.2, Section 3.3, Section 3.9, Section 3.11,
Section 4.1, Section 4.2, and Section 4.3 will survive the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the Closing and will continue in full force and effect until all applicable statutes of limitation (including any extensions thereof) have expired and will then expire. All covenants of the Parties contained in this Agreement will remain in full force and effect after, and survive, the Closing (other than those to be performed at or prior to the Closing).

            Section 11.5. LIMITATIONS ON REPRESENTATIONS AND WARRANTIES. Except for the representations and warranties set forth in this Agreement, the Assets are being sold "AS IS, WHERE IS, AND WITH ALL FAULTS." EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER CONCERNING THE ASSUMED LIABILITIES, THE ASSETS, OR ANY OTHER MATTER, EXPRESS OR IMPLIED, ORAL, OR WRITTEN. SELLER HEREBY SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTY OF MERCHANTABILITY AND THE IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

            Section 11.6. ENTIRE AGREEMENT; WAIVERS. This Agreement, together with all exhibits and Schedules hereto, and the other agreements and instruments of the Parties delivered in connection herewith constitute the entire agreement and supersede all prior agreements and understandings both written and oral, among the Parties with respect to the subject matter hereof. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

            Section 11.7. COUNTERPARTS. This Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. This Agreement may be executed and delivered by telecopier with the same force and effect as if it were a manually executed and delivered counterpart.

            Section 11.8. SEVERABILITY. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby. If the economic or legal substance of the transactions contemplated hereby is affected in any manner adverse to any Party as a result thereof, the Parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties.

            Section 11.9. HEADINGS. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

            Section 11.10. EXPENSES. Except as otherwise provided in this Agreement, each of the Parties shall be liable for its own expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement prior to Closing.

            Section 11.11. AMENDMENTS. This Agreement cannot be amended, modified or supplemented except by a written agreement executed by Seller and Purchaser.

            Section 11.12. PARTIES IN INTEREST. This Agreement is binding upon and is for the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement is not made for the benefit of any Person not a Party hereto, and no Person other than the Parties hereto or their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by reason of this Agreement, except that the provisions of Sections 8.1 and 8.2 hereof shall inure to the benefit of the Persons referred to therein.

            Section 11.13. SCHEDULES AND EXHIBITS. Inclusion of an item or matter on any of the Schedules or Exhibits attached hereto shall not be deemed to be an admission by any Party that such item or matter is required to be disclosed in such Schedule or Exhibit. Each disclosure on each Schedule, to the extent specified therein, qualifies the correspondingly numbered representation and warranty or covenant contained herein and, to the extent it is apparent on the face of such disclosure that such disclosure qualifies another representation or warranty contained herein, such other representation and warranty.

            Section 11.14. COOPERATION FOLLOWING THE CLOSING. Following the Closing, the Parties shall each deliver to the other such further information and documents and shall execute and deliver to the other such further instruments and agreements as the other shall reasonably request to consummate or confirm the transactions provided for in this Agreement, to accomplish the purpose of this Agreement or to assure to the other the benefits of this Agreement.


[The remainder of this page is left intentionally blank; signature page follows]

      IN WITNESS WHEREOF, each of the Parties listed below has executed this U.S. Asset Purchase Agreement as of the day and year first above written.



                                 CONEXANT SYSTEMS, INC.


                                 By:   /s/ Dwight W. Decker
                                       ---------------------------------------
                                       Dwight W. Decker
                                       Chairman of the Board and Chief
                                         Executive Officer


                                 ALPHA INDUSTRIES, INC.


                                 By:   /s/ David J. Aldrich
                                       ---------------------------------------
                                       David J. Aldrich
                                       President and Chief Executive Officer

                                AMENDMENT TO THE
                          U.S. ASSET PURCHASE AGREEMENT

                  AMENDMENT NO. 1 TO THE U.S. ASSET PURCHASE AGREEMENT, dated as of June 25, 2002 (this "Amendment"), to the U.S. Asset Purchase Agreement, dated as of December 16, 2001, by and between CONEXANT SYSTEMS, INC. ("Seller") and ALPHA INDUSTRIES, INC. ("Purchaser") (as amended, modified or supplemented from time to time, the "U.S. Asset Purchase Agreement").

                              W I T N E S S E T H :

                  WHEREAS, Seller and Purchaser wish to amend the U.S. Asset Purchase Agreement as set forth herein;

                  NOW THEREFORE, the parties hereto agree as follows:

                  SECTION 1. Definitions. Capitalized terms used herein and not defined herein have the meanings ascribed to them in the U.S. Asset Purchase Agreement.

                  SECTION 2. Conditions to Effectiveness of this Amendment. This Amendment shall become effective on June 25, 2002 (the "Amendment Effective Date").

                  SECTION 3. Amendment to the U.S. Asset Purchase Agreement.

                  (a) Article I is hereby amended by deleting in its entirety the definition of "Mexican Stock and Asset Purchase Agreement" and inserting in lieu thereof the following:

                           "Mexican Asset Purchase Agreement" means that certain Amended and Restated Mexican Asset Purchase Agreement, dated as of June 25, 2002, by and between Seller and Purchaser, as the same may be amended, modified or supplemented from time to time.

                           "Mexican Stock and Asset Purchase Agreement" means the Mexican Stock Purchase Agreement and the Mexican Asset Purchase Agreement, individually and collectively.

                           "Mexican Stock Purchase Agreement" means that certain Mexican Stock Purchase Agreement, dated as of June 25, 2002, by and between Seller and Purchaser, as the same may be amended, modified or supplemented from time to time.

                  (b) Article I is hereby amended by deleting in its entirety the definition of "Purchase Price" and inserting in lieu thereof the following:

                           "Purchase Price" means fifty million eight hundred ninety thousand dollars (U.S.$50,890,000).


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                                       2

                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                    CONEXANT SYSTEMS, INC.,
                                      as Seller


                                    By: /s/ Dennis E. O'Reilly
                                        ---------------------------------------
                                         Name:   Dennis E. O'Reilly
                                         Title:  Senior Vice President, General
                                         Counsel and Secretary



                                    ALPHA INDUSTRIES, INC.,
                                      as Purchaser

                                    By: /s/ Paul E. Vincent
                                        ---------------------------------------
                                         Name:   Paul E. Vincent
                                         Title: Vice President,
                                         Chief Financial Officer,
                                         Treasurer and Secretary